EXHIBIT 12.   STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING
                          OPERATIONS TO FIXED CHARGES
                                  (Unaudited)

                    ELI LILLY AND COMPANY AND SUBSIDIARIES

                                           Nine Months
                                              Ended
                                          September 30,                           Years Ended December 31,
                                                          --------------------------------------------------------------------
                                               2000           1999           1998           1997           1996          1995
                                          ------------------------------------------------------------------------------------
                                                                                (Dollars in millions)
Consolidated Pretax
  Income from Continuing
  Operations before
  Extraordinary Item...................       $2,875.0      $3,245.5       $2,665.0       $2,901.1       $2,131.3      $1,866.6

Interest from Continuing
  Operations and Other
  Fixed Changes........................          167.9         213.1          198.3          253.1          323.8         323.9

Less Interest Capitalized
  During the Period from
  Continuing Operations...............           (31.5)        (29.3)         (17.0)         (20.4)         (35.8)        (38.3)
                                          -------------------------------------------------------------------------------------

Earnings..............................        $3,011.4      $3,429.2       $2,846.3       $3,133.8       $2,419.3      $2,152.2
                                          =====================================================================================

Fixed Charges/1/......................        $  167.9      $  213.2       $  200.5       $  256.8       $  328.5      $  323.9
                                          =====================================================================================

Ratio of Earnings to
  Fixed Charges.......................            17.9          16.1           14.2           12.2            7.4           6.6
                                          =====================================================================================

   /1/ Fixed charges include interest from continuing operations for all years presented and preferred stock dividends for 1996 through 1999.